UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
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☒ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

New Century Equity Holdings Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     The following letter was mailed on April 22, 2004.

April 21, 2004

To our stockholders:

     We are writing to tell you about a very important upcoming special meeting of stockholders. As we announced on March 29, 2004, your board of directors has determined that it is in the best interests of the stockholders to sell New Century’s holdings in Princeton eCom Corporation. In connection with the decision to sell our holdings, we have also determined that it is advisable and in the best interests of the stockholders to liquidate our company and distribute the net proceeds to our stockholders.

•	We will be seeking stockholder approval of the sale of New Century’s holdings in Princeton eCom, which is by far New Century’s largest asset, and as a result, this sale would constitute the sale of substantially all of the assets of the company.

•	In connection with that sale we will also seek approval of a related plan of liquidation and dissolution.

This decision was difficult, and came only after your board of directors had examined other opportunities.

     Princeton eCom engaged in an additional financing for $10.3 million in March 2004. We did not participate, since we no longer have the cash resources to participate in additional financings of Princeton eCom. Because we did not participate in this most recent financing, we lost our seat on Princeton eCom’s board of directors as well as certain of our rights as holders of Princeton eCom’s preferred stock, and our holdings in Princeton eCom have been diluted to 23%.

     In addition, we considered the following:

•	If and when Princeton eCom engages in additional equity financings, the fact that we do not have the cash to participate will result in our holdings in Princeton eCom being further diluted, resulting in decreased value available to you as a stockholder.

•	We have no ongoing operations and therefore no additional cash to continue to support our current holdings or invest in new businesses. We currently anticipate that if this transaction and our liquidation are not approved, as early as mid-to-late 2005 we will be required to begin the process of liquidating portions of our position in Princeton eCom to raise cash necessary to pay our corporate overhead expenses and expenses associated with being a public company. This means we would have used all of our available cash, New Century’s interest in Princeton eCom would be further diluted, and eventually we would have little or no assets to distribute to our stockholders.

•	Since the sale of Princeton eCom would result in the sale of substantially all our assets, and we do not feel that we have any viable alternatives as a continuing operating company, your board of directors also feels that the subsequent liquidation of the company is advisable and in the best interest of our stockholders.

     As a result, your board of directors believes that it is very important that we sell our holdings in Princeton eCom now to maximize the amount of cash available to the stockholders. Our liquidation, however, is related to and dependent on the sale of our holdings in Princeton eCom, because the liquidation contemplates distributing the cash to be received from the sale. As a result, if the sale does not close, we will not liquidate.

What would be distributed in a liquidation?

     As of July 6, 2004 (the date of the special stockholders meeting), our cash position is estimated to be approximately $4.1 million. In addition to our cash, the liquidation proceeds would include $10.0 million in cash from the sale of our holdings in Princeton eCom. New Century also currently holds 375,000 common shares in Sharps Compliance Corp. (“Sharps”) that would be sold in a private transaction for an estimated $0.3 million. The above items represent approximately $14.4 million in estimated liquidation proceeds, before related transaction expenses.

     In conjunction with the proposed liquidation, we anticipate utilizing cash through completion of the liquidation, including but not limited to:

•	ongoing operating costs of approximately $0.5 million for the period subsequent to stockholder approval,

•	a payment to Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer, of approximately $0.6 million for his interest in New Century’s holdings of Princeton, which was granted to him in 2000 and became fully vested in 2003,

•	legal, consulting and other transaction related fees estimated at $0.5 million,

•	severance related expenditures totaling approximately $2.6 million, including payments of approximately $2.5 million to New Century’s two executive officers, and

•	other costs, including costs of accrued liabilities, insurance, vendor arrangement and lease terminations and other wind-down costs estimated to range from $0.5 million to $1.4 million.

In addition, New Century has initially determined that approximately $0.5 million to $0.7 million should be reserved for any unknown liabilities that may arise. As a result, New Century currently estimates that it should be able to distribute to its stockholders, in one or more cash distributions over time, approximately $8.1 million to $9.2 million, or $0.23 to $0.27 per share, in liquidation. These amounts are estimates only and could ultimately be higher or lower.

If the sale and plan of liquidation are approved, when would distributions begin?

     If the stockholders approve the sale of New Century’s holdings in Princeton and the plan of liquidation, New Century intends to dissolve by filing articles of dissolution, liquidate its remaining assets, satisfy its remaining obligations and make one or more distributions to its stockholders of cash or assets available for distribution.

     New Century currently anticipates that the articles of dissolution would be filed within approximately 10 days following stockholder approval of the plan of liquidation. Upon filing the articles of dissolution, New Century expects to delist its shares from the Over-The-Counter Bulletin Board exchange and close its stock transfer books, which would generally prohibit any further transfers of record of its shares following dissolution. New Century anticipates making an initial distribution to stockholders within approximately 60 days following the filing of the articles of dissolution. However, the precise timing of these events cannot be predicted, and the initial distribution may be made after the 60-day period.

     If the stockholders do not approve the Princeton sale and related liquidation, New Century will not liquidate, and your Board of Directors will continue to manage New Century as a publicly owned corporation and will explore what, if any, alternatives are then available for the future of the business.

The proxy statement will contain more information, and should be read carefully.

     We hope that you will read the proxy statement carefully when you receive it, and we urge you to vote FOR the sale of our holdings in Princeton eCom and our related plan of liquidation and dissolution.

Who should I contact if I have questions?

     If you have any questions regarding this proposal, please contact David P. Tusa, our Executive Vice President, Chief Financial Officer and Corporate Secretary at (210) 302-0410.

Sincerely,

The Board of Directors of
New Century Equity Holdings Corp.

Gary D. Becker
C. Lee Cooke, Jr.
Justin L. Ferrero
Parris H. Holmes, Jr.
Stephen M. Wagner

Important Legal Information

New Century plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed sale of its interest in Princeton eCom and the proposed liquidation and dissolution. The Proxy Statement will contain important information about New Century and the matters submitted for stockholder approval. Investors and stockholders are urged to read the Proxy Statement carefully when it is available.

Investors and stockholders will be able to obtain free copies of the Proxy Statement under Schedule 14A and other documents filed with the SEC by New Century through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement from New Century by contacting the Chief Financial Officer of New Century at (210) 302-0410.

New Century and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed sale of New Century’s interest in Princeton and New Century’s related liquidation and dissolution. Information regarding New Century’s directors and executive officers is contained in New Century’s Form 10-K for the year ended December 31, 2003, which has been filed with the SEC. In addition, the directors and executive officers may have other indirect interests that are disclosed in more detail in the Proxy Statement to be filed in connection with the transactions described in this letter, including the payment to Mr. Holmes and the severance arrangements for New Century’s executive officers (including Mr. Holmes) referred to above. As of March 22, 2004, New Century’s directors and executive officers beneficially owned 5,339,584 shares (assuming the exercise of all 4,612,406 vested options), or approximately 15.4 percent, of New Century’s common stock. None of the options held by New Century’s directors or executive officers are considered “in-the-money”. Options would be considered “in-the-money” if the exercise price of the options were less that $0.27 per share, which is the high end of New Century’s estimated range of the aggregate approximate liquidation distributions to stockholders. As a result, New Century does not anticipate that any currently outstanding options will be exercised.

     This letter contains forward-looking statements with respect to New Century’s plans and objectives, distributions resulting from the sale and liquidation of New Century’s assets, general economic conditions and other matters. For this purpose, any statement that is not a statement of historical fact and any statement using the term “believes,” “expects,” “plans,” “anticipates,” “estimates” or any similar expression is a forward-looking statement, including without limitation statements concerning the estimated amount and timing of closing of the sale of New Century’s holdings in Princeton eCom, the future state of New Century’s business assuming the sale of New Century’s holdings in Princeton eCom and the related plan of liquidation and our dissolution are not approved by New Century’s stockholders, and any distribution(s) to stockholders, the timing of New Century’s dissolution, liquidation and closure of New Century’s stock transfer books and the future operation and wind-down of New Century’s business. Those statements include statements regarding New Century’s intent, belief, or current expectations, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause the results to differ materially from those in forward-looking statements include the factors described or referred to in the proxy statement New Century intends to file in connection with the transactions described in this letter.